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                                                                EXHIBIT 2

                                    AGREEMENT

THIS AGREEMENT, made and entered into in Las Vegas, Nevada sets forth the plan of reorganization as of the 21st day of August 1995, by and between NATIONAL LOGISTICS, INC., a Nevada corporation, herein called "NLI", and INFINET, Inc., a Delaware corporation, hereinafter called "SELLER".

PLAN OF REORGANIZATION

This plan of reorganization shall be a reorganization within the meaning of IRC(1987), Section 368(a)(l)(B) as amended. NLI shall acquire 100% of all right, title and interest in the common stock of SELLER in exchange solely for a part of NLI's voting common stock. It is understood and agreed by the parties that the transaction contemplated herein is termed a "shell transaction" or reverse merger/acquisition, the purpose of which is to provide a public trading market for The shares of NLI/SELLER once the acquisition transaction is completed.

AGREEMENT

In order to consummate the foregoing plan of reorganization and in consideration of the mutual benefits to be derived therefrom and the mutual agreements hereinafter contained, NLI and Seller approve and adopt this agreement and plan of reorganization and mutually covenant and agree with each other as follows:

SHARES TO BE TRANSFERRED AND SHARES TO BE ISSUED

On the closing date, set herein to be August 21, 1995, NLI shall issue 5,000,000 shares of NLI's common stock bearing a restricted legend. As of the date hereof there are issued and outstanding one million (1,000,000) shares of common stock. It is understood by SELLER that NLI is presently authorized to issue 25,000,000 shares of common stock.

In exchange for the NLI's stock being issued to SELLER as above described, SELLER shall on the closing date and contemporaneously with such issuance of NLI's common stock deliver to NLI 100% of all right, title and interest in SELLER.

All negotiations relative to this agreement and transactions contemplated hereby have been conducted with the assistance of CAPITAL GENERAL CORPORATION, who is acting as broker, finder and consultant on behalf of both NLI and SELLER. Both NLI and SELLER agree to hold harmless and indemnify CAPITAL GENERAL CORPORATION, from any and all claim, demand, cause of action or suit raised or filed in connection with the operation or promotion of NLI and/or SELLER and the trading of NLI/SELLER's shares. NLI and SELLER jointly agrees to pay CAPITAL GENERAL CORPORATION $75,000.00 payable on closing date, and $75,000.00 payable on or before 30 days after closing, for a total of $150,000.

REPRESENTATIONS AND WARRANTIES OF SELLER

No representation or warranty by NLI in this agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be
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furnished by or on behalf of SELLER to this agreement nor any document or certificate delivered to NLI pursuant to this agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

SELLER understands and agrees that NLI is without substantial assets or liabilities and with its public shareholders is thus defined herein as a public "shell" corporation. SELLER understands and agrees that NLI is a "shell" corporation and makes no claim on any assets owned by NLI previous to the closing contemplated herein.

There are no legal, administrative or other proceedings, or other claims, judgements, Injunctions or restrictions, either threatened, pending or outstanding against or involving NLI or SELLER which are known, or which they have reasonable grounds to know, of any basis for such proceedings, or other claims, judgments, injunctions or restrictions, except as made a part of this Agreement or otherwise disclosed herein. However, SELLER acknowledges and represents that he is aware of the risks of being a public company and understands and agrees that regulatory efforts regarding public shell transactions similar to the transaction contemplated Herein has been and is currently being exerted by some states, the U.S. Securities and Exchange Commission and the National Association of Securities Dealers, Inc. NASD). NLI agrees to provide any supplemental information which may be requested by Seller relating to any matter discussed herein.

NLI/SELLER understands and agrees that once this transaction is completed, it will be a public company subject to the extensive, complex state, federal and NASD securities regulations incumbent on public companies. In particular, the parties understand and agree that a Form 8- K must be filed with the United States Securities and Exchange Commission within fifteen days after closing which filing requires that audited financial statements be filed within sixty days after the filing of the g-K and that such responsibility shall not be the responsibility of CAPITAL GENERAL CORPORATION, its officers, directors or employees nor the existing officers of NLI, but the sole responsibility of the new officers and directors of NLI.

SELLER acknowledges that they have carefully evaluated their financial resources and investment position and the risks associated with this transaction and acknowledges that they are able to bear the economic risks of this transaction. SELLER further acknowledges that their knowledge and expertise in financial business matters in general, and investments in particular, qualifies them as sophisticated investors, and therefore capable of evaluating the merits and risks of this transaction.

SELLER acknowledges receipt of sufficient information, setting forth the relevant terms, conditions and disclosures of NLI, as well as such other information as SELLER deems necessary or appropriate as a prudent sophisticated and knowledgeable investor in evaluating the acquisition of NLI's shares and making this Agreement. SELLER acknowledges that NLI has made available the opportunity to obtain additional information to verify the accuracy of the information contained herein and to evaluate the
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merits and risks of this transaction. SELLER acknowledges that they have had the opportunity to ask questions of NLI and CAPITAL GENERAL and have received satisfactory answers from NLl, CAPITAL GENERAL, or its affiliates, associates or employees concerning the terms and conditions of this transaction.

SELLER covenants and warrants that the shares of common stock of NLI to be received by them pursuant to this agreement are being acquired for their own account and for investment and not with the present view toward the sale or distribution thereof and will not be disposed of except (i) pursuant to an effective registration statement under the Securities Act of 1933, as amended, or (ii) another transaction, which, in the opinion of counsel acceptable to NLI, is exempt from registration under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. In order to effectuate the covenants of this paragraph, an appropriate endorsement will be placed on the certificates for shares of common stock of NLI delivered to SELLER pursuant to this Agreement and stop transfer instructions shall be placed with the transfer agent for the securities.

SELLER is aware that the shares distributed to him will not have been registered pursuant to the Securities Act of 1933, as amended; and, therefore, under current interpretations and applicable rules, particularly Rule 144, he will probably have to retain such shares for a period of at least two (2) years and at the expiration of such two-year period his sale may be confined to brokerage transactions of limited amounts requiring a notification filing on Form 144 with the Securities and Exchange Commission and such disposition may be available only if NLI is current in its filings with the Securities and Exchange Commission and SELLER is aware of Rule 144 issued by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the other limitations imposed thereby on their disposition of NLI's shares.

SELLER is aware that there can be no assurance regarding the individual tax consequences of this transaction, nor can there be any assurance that the Internal Revenue Code or the regulation promulgated thereunder will not be amended in such manner as to deprive SELLER of any tax benefit that might otherwise be received. SELLER is relying upon the advise of their personal tax advisor with respect to the tax aspects of this transaction.

SELLER acknowledges that it is his responsibility to comply with the appropriate state and federal securities laws, as well as NASD rules and regulations, particularly secondary trading requirements. SELLER agrees to list NLI in either Moody's Investor Services or Standard and Poor's, exempting secondary trading of NLI's stock in those states providing for such secondary trading exemption.

REPRESENTATIONS AND WARRANT[ES OF NLI

To the knowledge of the officers of NLI, NLI is not a party to nor bound by any agreement, deed, lease, power of attorney or other instrument other than which is herein disclosed.
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NLI represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the state of Colorado and that the execution and performance of this agreement and the issuance of stock contemplated hereby have been authorized by the board of directors of NLI. The shares of NLI's common stock to be delivered pursuant to this agreement, when so delivered, will have been duly and validly authorized and issued by NLI and will be fully-paid and nonassessable.

SELLER hereby further acknowledges and agrees that no representations or warranties have been made by NLI or CAPITAL GENERAL CORPORATION as to the benefits to be derived by SELLER in completing this transaction. It is expressly understood and agreed that neither CAPITAL GENERAL CORPORATION nor NLI or its officers or agents have made any warranty or agreement, expressed or implied, as to the tax or securities consequences of the transactions contemplated by this agreement or the tax or securities consequences of any action pursuant to or growing out of this agreement.

ACTIONS PRIOR TO CLOSING

SELLER shall duly comply with all applicable laws as may be required for the valid and effective transfer of property, assets and business contemplated by this agreement.

The representations and warranties made by NLI in this agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the closing date with the same effect as though such representations and warranties had been made or given on and as of the closing date.

SELLER shall perform and comply with all its obligations under this agreement which are to be performed and complied with by it prior to or on the closing date including the delivery of its documents specified herein.

This Agreement shall have been approved by the boards of directors of both NLI and SELLER.

LAW GOVERNING

This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the laws of the State of Nevada and enforced in its courts.

Any and all disputes and controversies of every kind and nature between the parties hereto arising out of or relating to this Agreement relating the existence, construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation, breach, continuance or termination thereof shall be subject to an arbitration mutually agreeable to the parties or, in the absence of such mutual agreement, then subject to arbitration in accordance with the rules of the American Arbitration Association. It is the intent of the parties hereto and the purpose of this provision to make the submission to arbitration of any
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dispute or controversy arising hereunder an express condition precedent to any legal or equitable action or proceeding of any nature whatsoever.

ASSIGNMENT. AMENDMENT AND MODIFICATION

This agreement shall not be assigned by any party without the written consent of the other. NLI and SELLER may amend, modify and supplement this agreement in such manner as may be agreed upon by them in writing.

TERMINATION AND ABANDONMENT

This agreement may be terminated and the transactions provided for by the agreement may be abandoned without liability on the part of any party to any other, at any time before the closing date by mutual consent of NLI and SELLER. In the event of termination and abandonment by any party as herein provided, written notice shall forthwith be given to the other party, and each party shall pay its own expenses incident to preparation for the consummation of this agreement and the transaction contemplated hereunder. In the event that this Agreement has not been completed by the closing date or within thirty days thereafter, this Agreement and the transactions contemplated hereby shall be deemed to have been abandoned and neither party shall be under any further obligation to the other. In the event of such termination or abandonment, SELLER shall forfeit any deposits, payments or other consideration tendered in connection with the execution of this Agreement, unless otherwise expressly provided herein.

NOTICES

All notices, requests, demands and other communications hereunder shall be deemed to have been duly given, if delivered by hand or mailed, certified or registered mail with postage prepaid:

(a)  If to NLI:
     1800 E. Sahara, Suite 107
     Las Vegas, Nevada 89104

(1)  If to SELLER:
     18-I Heritage Drive
     Chatham, NJ 07928

ENTIRE AGREEMENT

This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representation or warranties between the parties other than those set forth or provided for herein. Any announcements, amendments or modifications shall be set forth in writing and approved by the parties hereto.

This agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

FURTHER DOCUMENTS
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NLI and SELLER agree to execute any and all other documents and to take such other action or corporate proceedings as may be necessary or desirable to carry out the terms hereof.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed all as of the day and year first above written.


                                   NATIONAL LOGISTICS, INC. ("NLI")


Attest: ___________________        By: /s/ Vincent Nerlino
                                       ------------------------


                                   INFINET, INC. ("SELLER")




                                   By: /s/ Vincent Nerlino
                                       ------------------------
                                       Authorized Signer